Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Vertex Pharmaceuticals Incorporated (the “Company”) of ViroChem Pharma Inc. (“ViroChem”).   The Company acquired ViroChem on March 12, 2009 for an aggregate purchase price of $100 million in cash and 10,733,527 shares of the Company’s common stock.

The transaction will be accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141(revised 2007), “Business Combinations” (“SFAS 141(R)”). The consideration transferred by the Company to acquire ViroChem will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of completion of the acquisition. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. Accordingly, the purchase price allocation adjustments reflected in the following unaudited pro forma condensed combined financial statements and set forth in Note 2 are preliminary and have been made solely for the purpose of preparing these statements.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of the Company and ViroChem, giving effect to the acquisition as if it had occurred on December 31, 2008.  The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of the Company and ViroChem, giving effect to the acquisition, as if it had occurred on January 1, 2008. The historical combined financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the acquisition, (ii) expected to have a continuing impact on the Company, and (iii) factually supportable.

On February 24, 2009, the Company completed an offering of its common stock raising net proceeds of $313.3 million and issued 10,000,000 shares of the Company’s common stock.  The following pro forma historical combined financial information excludes the effects of this equity offering.

These pro forma condensed combined financial statements should be read in conjunction with the:

•                  separate historical audited consolidated financial statements of Vertex as of and for the year ended December 31, 2008 included in Vertex’s annual report on Form 10-K for the year ended December 31, 2008;

•                  historical audited financial statements of ViroChem as of and for the year ended December 31, 2008 included as Exhibit 99.1 to this Form 8-K/A.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company after completion of the acquisition.   The unaudited pro forma condensed combined statement of operations does not reflect the realization of any potential cost savings or any related restructuring costs.

Vertex Pharmaceuticals Incorporated and ViroChem Pharma Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2008

	Vertex Historical U.S. GAAP	ViroChem Historical U.S. GAAP	Acquisition Pro Forma Adjustments		Total Pro Forma Acquisition
	(in thousands, in USD)
Assets
Cash and cash equivalents	$389,115	$366	$(100,000	)(a)	$289,481
Marketable securities, available for sale	442,986	21,847	(20,735	)(a)	444,098
Accounts receivable	23,489	868	—		24,357
Prepaid expenses and other current assets	11,991	285	—		12,276
Total current assets	867,581	23,366	(120,735)		770,212
Property and equipment, net	68,331	722	—		69,053
Restricted cash	30,258	—	—		30,258
Intangible assets	—	—	525,900	(b)	525,900
Goodwill	—	—	26,622	(b)	26,622
Other non-current assets	14,309	—	—		14,309
Total assets	$980,479	$24,088	$431,787		$1,436,354

Liabilities and Stockholders’ Equity
Accounts payable	$51,760	$1,755	$—		$53,515
Accrued expenses and other current liabilities	94,203	1,060	5,732	(e)	100,995
Accrued interest	5,349	—	—		5,349
Deferred revenues, current portion	37,678	—	—		37,678
Accrued restructuring expense, current portion	6,319	—	—		6,319
Other obligations	21,255	—	—		21,255
Total current liabilities	216,564	2,815	5,732		225,111
Deferred tax liability	—	—	162,503	(b)	162,503
Accrued restructuring, excluding current portion	27,745	—	—		27,745
Convertible notes (due 2013)	287,500	—	—		287,500
Deferred revenues, excluding current portion	209,796	—	—		209,796
Total liabilities	741,605	2,815	168,235		912,655
Stockholders’ equity:
Share capital	—	71,580	(71,580	)(c)	—
Preferred stock	—	—	—		—
Common stock	1,494	—	107(d	)	1,601
Additional paid-in capital	2,281,817	—	290,450	(d)	2,572,267
Accumulated other comprehensive income	3,168	150	(150	)(c)	3,168
Accumulated deficit	(2,047,605)	(50,457)	44,725	(c)(e)	(2,053,337)
Total stockholders’ equity	238,874	21,273	263,552		523,699
Total liabilities and stockholders’ equity	$980,479	$24,088	$431,787		$1,436,354

Vertex Pharmaceuticals Incorporated and ViroChem Pharma Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2008

	Vertex Historical US GAAP	ViroChem Historical US GAAP	Acquisition Pro Forma Adjustments		Total Pro Forma Acquisition
	(in thousands, in USD)
Revenues:
Royalty revenues	$37,483	$—	$—		$37,483
Collaborative and other research and development revenues	138,021	—	—		138,021

Total revenues	175,504	—	—		175,504

Costs and expenses:

Royalty expenses	15,686	—	—		15,686

Research and development expenses	516,292	17,480	—		533,772

Sales, general and administrative expenses	101,910	2,405	—		104,315

Restructuring expense	4,324	—	—		4,324

Total costs and expenses	638,212	19,885	—		658,097

Loss from operations	(462,708)	(19,885)	—		(482,593)

Interest and financial income	16,328	1,205	(3,717	)(f)	13,816

Interest expense	(13,471)	—	—		(13,471)
Net loss	$(459,851)	$(18,680)	$(3,717)		$(482,248)
Basic and diluted loss per common share	$(3.27)				$(3.19)
Basis and diluted weighted-average number of common shares outstanding	140,556		10,734		151,290

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.                                      Description of the transaction and basis of presentation

On March 12, 2009, Vertex Pharmaceuticals Incorporated (the “Company” or “Vertex”) completed the acquisition of ViroChem Pharma Inc. (“ViroChem”), a privately-held Canadian corporation. The acquisition was structured as a share purchase transaction, pursuant to the terms of a Share Purchase Agreement, dated March 3, 2009, by and among Vertex Pharmaceuticals (Canada) Incorporated (a wholly-owned subsidiary of Vertex), ViroChem, the shareholders of ViroChem, and a representative of certain of the securityholders of ViroChem. The Company purchased all of the issued and outstanding securities of ViroChem, including any shares subject to outstanding options to acquire such shares, from the former shareholders of ViroChem and paid an aggregate purchase price of $100 million in cash and 10,733,527 shares of the Company’s common stock.

The transaction will be accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement No.141(revised 2007), “Business Combinations” (“SFAS 141(R)”). Under SFAS 141(R), all of the assets acquired and liabilities assumed in the transaction are recognized at their acquisition-date fair values, while transaction costs and restructuring costs associated with the transaction are expensed as incurred.

The historical financial information for ViroChem has been prepared in accordance with U.S. generally accepted accounting principles. Certain amounts in the accompanying historical financial statements of ViroChem have been reclassified to conform with the Vertex presentation.  The reclassifications had no effect on the reported net loss.

The pro forma condensed combined financial statements are denominated in U.S. dollars. The historical balance sheet of ViroChem has been translated at the December 31, 2008 exchange rate of 1.222 Canadian dollars per U.S dollar.  The historical statement of operations of ViroChem has been translated at the average 2008 exchange rate of 1.0592 Canadian dollars per U.S dollar.

2.                                      Purchase price

	(in thousands, except share and per share amounts)
Number of shares of Vertex common stock issued	10,733,527
Multiplied by price per share of Vertex common stock	$27.07	$290,557
Cash portion of consideration		$100,000
Purchase price		$390,557

For the purpose of this pro forma analysis, the above purchase price has been allocated based on an estimate of the fair value of net assets acquired.

Preliminary Purchase Price Allocation	(in thousands)
Book value of net assets acquired as of December 31, 2008*	$538
Intangible assets	525,900
Goodwill	26,622
Deferred tax liability	(162,503)
Purchase price	$390,557

*     In connection with the acquisition, the Board of Directors of ViroChem declared and paid prior to the closing, a return of paid-up capital to the shareholders of ViroChem in the amount of $20,735,000.  This amount reflects the distribution of that return of paid-up capital.

The intangible assets identified in the preliminary purchase price allocation represent acquired in-process research and development assets.  Under the acquisition method of SFAS 141(R), these assets are recorded at their fair value and accounted for as indefinite-lived intangible assets.  The Company will periodically evaluate these in-process research and development assets.  If a project is completed, the carrying value of the related intangible asset would be amortized over the remaining estimated life of the asset beginning in the period in which the project is completed.  If a project becomes impaired or is abandoned, the carrying value of the related intangible asset would be written down to its fair value and an impairment charge would be taken in the period in which the impairment occurs.  These intangible assets will be tested for impairment on an annual basis, or earlier if impairment indicators are present.  The accompanying condensed combined statement of operations includes no adjustments for impairment or amortization associated with these assets.

3.                                      Pro forma adjustments

Adjustments included in the column under the heading “Acquisition Pro Forma Adjustments” primarily relate to the following:

(a)          To record the following cash, cash equivalents and marketable securities adjustments:

(in thousands)
Cash portion of purchase price	$100,000
Amounts retained by seller *	$20,735

*                 In connection with the acquisition, the Board of Directors of ViroChem declared and paid prior to the closing, a return of paid-up capital to the shareholders of ViroChem in the amount of $20,735,000.

(b)   To record purchased intangible assets, goodwill and the deferred tax liability related to the intangible assets purchased:

(in thousands)
Intangible assets	$525,900
Goodwill	$26,622
Deferred tax liability	$162,503

The deferred tax liability is related to the acquired intangible assets and based on a statutory tax rate of 30.9%

(c)          To eliminate ViroChem’s historical shareholders’ equity

(d)         To record Vertex shares issued as part of the consideration transferred

(e)          Vertex incurred $5.732 million in acquisition-related transaction expenses.

(f)            To give effect to the acquisition occurring on January 1, 2008, these adjustments eliminated all of ViroChem’s interest income earned during 2008 and the interest income Vertex earned, based upon the average 2008 interest rate, on the $100 million cash portion of the purchase price during 2008.